Exhibit 99.1

RF Industries Reports Third Quarter Fiscal Year 2024 Financial Results

SAN DIEGO, CA, September 16, 2024 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced third quarter fiscal year 2024 financial results for the quarter ended July 31, 2024.

Third Quarter Fiscal Year 2024 Highlights and Operating Results:

●	Net sales were $16.8 million; up 4.5% from $16.1 million in the second quarter of fiscal 2024 and up 7.6% from $15.7 million in the prior-year third quarter.

●	Backlog of $20.1 million at the end of the third quarter on bookings of $18.9 million. As of today, the backlog stands at $19.5 million.

●	Gross profit margin was 29.5%, up from 24.4% in the prior year period.

●	Operating loss was $419,000, an improvement from a loss of $2.0 million year-over-year.

●	Consolidated net loss was $705,000 or $0.07 per diluted share, an improvement from a loss of $1.6 million or $0.16 per diluted share year-over-year.

●

Non-GAAP net loss was $95,000 or $0.01 per diluted share, compared to non-GAAP net loss of $132,000 or a loss of $0.01 per diluted share in the second quarter of fiscal 2024, up from a non-GAAP net loss of $1.3 million or a loss of $0.12 per share year-over-year.

●	Adjusted EBITDA was $460,000, up from an Adjusted EBITDA loss of $940,000 year-over-year.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income (Loss)" and "Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA" below for additional information.

Management Commentary

“We are pleased that our third-quarter results continued to build on the momentum that we reported in the second quarter. Net sales were up almost 5% sequentially and 8% year-over-year. Our gross profit margin for the third quarter was 29.5%, a 510 basis-point improvement versus the comparable period last year and roughly in-line with the prior quarter. Importantly, for two quarters in a row, we are very close to our 30% near-term target for gross margin, which reflects a product mix shift to our higher-value, higher-margin solutions. Our Adjusted EBITDA was in positive territory for two quarters now, a sharp reversal from the losses we experienced during a challenging 2023,” said Robert Dawson, Chief Executive Officer of RF Industries.

“I believe our business is at an inflection point where we can continue to deliver meaningful progress now and tap into even greater future potential. The Tier 1 wireless carrier ecosystem had major cutbacks in their capital spending over the last several quarters, and this created considerable hardship for RFI and other downstream vendors. We continue to see major telecom companies being cautious about spending for large capex projects but they will still allocate significant resources to operations and maintenance needs. Fortunately, our DAC product line offers high-efficiency, climate-durable cooling that meets the required standards for their replacements and upgrades. We have several regional programs underway that we believe have a strong probability of becoming national programs. Our team continues to work hard on the major evolution of our business and, over the long run, we will be more diverse in our end markets and applications and therefore less reliant on capex spend. When capex spending does return for the continued buildouts of 4G and 5G networks, I believe our enhanced solutions offering will give us an additional level of opportunity. Densification and bandwidth continue to be real issues in wireless coverage, and while the lower spend on deployments like large venues has impacted product areas including our Microlab RF passives offering, we are hopeful that 2025 will be a better year for these kinds of applications.

“Looking ahead, I believe RFI is competitively positioned to answer our customers’ current and future needs. We are a leaner, more efficient company with a strong and relevant product and solution offering, and we have a talented team totally focused on execution to deliver improved results and value creation for our shareholders,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, September 16, 2024, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal 2024 third quarter results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 640662.

A live and archived webcast of the conference call will be accessible on the investor relations section of the Company's website at www.rfindustries.com.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, Rhode Island and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets, increasing shareholder value, current and future purchase orders, and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s cash and liquidity needs, ability to continue as a going concern, non-compliance with terms and covenants in our credit facility, changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on its go-to-market strategies and channel models; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; our ability to initiate operating efficiencies, cost savings and expense reductions; our ability to address the changing needs of the market and capitalize on new market opportunities; our ability to add value to our customer’s needs; the success of any product launches; and our ability to increase revenue, gross margins or obtain profitability in a timely manner. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income, non-GAAP net loss and non-GAAP earnings per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other lease charges, and severance. For Adjusted EBITDA, we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company’s consolidated financial statements pre-pared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

In addition, we have included order bookings and backlogs in this earnings release. Bookings represent new orders that have been received inclusive of any modification or cancellation of previous orders. Backlog represents orders that have been received where revenue has not been recognized as of the specified date. We believe both Bookings and Backlog are indicators of future revenues that the Company expects to generate based on orders that management believes to be firm.

RF Industries Contact:

Peter Yin

SVP and CFO

(858) 549-6340

rfi@rfindustries.com

IR Contact:

Margaret Boyce

Financial Profiles, Inc.

(310) 622-8247

RFIL@finprofiles.com

# # #

Source: RF Industries

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Jul. 31,	Oct. 31,
	2024	2023
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,764	$4,897
Trade accounts receivable, net	10,676	10,277
Inventories	15,049	18,730
Other current assets	1,896	2,136
TOTAL CURRENT ASSETS	29,385	36,040

Property and equipment, net	4,850	4,924
Operating right of use asset, net	15,304	15,689
Goodwill	8,085	8,085
Amortizable intangible assets, net	12,329	13,595
Non-amortizable intangible assets	1,174	1,174
Deferred tax assets	-	2,494
Other assets	733	277
TOTAL ASSETS	$71,860	$82,278

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$8,194	$7,773
Line of Credit	8,704	1,000
Current portion of Term Loan	-	2,424
Current portion of operating lease liabilities	1,481	1,314
TOTAL CURRENT LIABILITIES	18,379	12,511

Operating lease liabilities	19,163	19,284
Term Loan, net of debt issuance cost	-	10,721
Deferred tax liabilities	182	-
TOTAL LIABILITIES	37,724	42,516

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,493,485 and 10,343,223 shares issued and outstanding at July 31, 2024 and October 31, 2023, respectively	105	104
Additional paid-in capital	26,821	26,087
Retained earnings	7,210	13,571
TOTAL STOCKHOLDERS' EQUITY	34,136	39,762

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$71,860	$82,278

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$16,836	$15,652	$46,404	$56,294
Cost of sales	11,875	11,828	33,316	41,263

Gross profit	4,961	3,824	13,088	15,031

Operating expenses:
Engineering	653	690	2,059	2,535
Selling and general	4,727	5,144	13,948	15,186
Total operating expenses	5,380	5,834	16,007	17,721

Operating loss	(419)	(2,010)	(2,919)	(2,690)

Other expense	(338)	(117)	(676)	(342)

Loss before benefit for income taxes	(757)	(2,127)	(3,595)	(3,032)
Provision (benefit) from income taxes	(52)	(482)	2,766	(806)

Consolidated net loss	$(705)	$(1,645)	$(6,361)	$(2,226)

Loss per share - Basic	$(0.07)	$(0.16)	$(0.61)	$(0.22)
Loss per share - Diluted	$(0.07)	$(0.16)	$(0.61)	$(0.22)

Weighted average shares outstanding:
Basic	10,495,082	10,290,265	10,466,862	10,267,652
Diluted	10,495,082	10,290,265	10,466,862	10,267,652

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Net Loss

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2024	2023	2024	2023
Consolidated net loss	$(705)	$(1,645)	$(6,361)	$(2,226)
Provision (benefit) from income taxes	(52)	(482)	2,766	(806)
Stock-based compensation expense	241	246	744	687
Non-cash and other one-time charges	-	168	145	702
Severance	-	25	56	75
Amortization expense	421	422	1,266	1,279
Non-GAAP net loss	$(95)	$(1,266)	$(1,384)	$(289)

Non-GAAP loss per share:
Basic	$(0.01)	$(0.12)	$(0.13)	$(0.03)
Diluted	$(0.01)	$(0.12)	$(0.13)	$(0.03)

Weighted average shares outstanding
Basic	10,495,082	10,290,265	10,466,862	10,267,652
Diluted	10,495,082	10,290,265	10,466,862	10,267,652

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2024	2023	2024	2023
Consolidated net loss	$(705)	$(1,645)	$(6,361)	$(2,226)
Stock-based compensation expense	241	246	744	687
Non-cash and other one-time charges	-	168	145	702
Severance	-	25	56	75
Amortization expense	421	422	1,266	1,279
Depreciation expense	217	209	638	516
Other expense	338	117	676	342
Provision (benefit) from income taxes	(52)	(482)	2,766	(806)
Adjusted EBITDA	$460	$(940)	$(70)	$569